EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
OF
INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a California corporation)
AND
DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
(a Delaware corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2014 (the “Agreement”), is made and entered into by and between International Lottery & Totalizator Systems, Inc., a California corporation (“ILTS California”) and Delaware International Lottery & Totalizator Systems, Inc., a Delaware corporation and wholly-owned subsidiary of ILTS California (“ILTS Delaware”). ILTS California and ILTS Delaware are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

A. ILTS Delaware is a corporation duly organized and existing under the laws of the State of Delaware authorized to issue up to 70,000,000 shares of common stock, par value $0.01 per share (the “DE Common Stock”), of which 10 shares are issued and outstanding on the date hereof, all of which are held by ILTS California.

B. ILTS California is a corporation duly organized and existing under the laws of the State of California authorized to issue up to 70,000,000 shares of capital stock, of which (i) 50,000,000 are designated common stock, no par value per share (the “CA Common Stock”), of which 12,962,999 shares are issued and outstanding on the date hereof and (ii) 20,000,000 designated preferred stock, no par value per share, of which no shares are issued and outstanding on the date hereof.

C. The Board of Directors of ILTS California has determined that, for the purpose of effecting the reincorporation of ILTS California in the State of Delaware, it is advisable and in the best interests of ILTS California and its shareholders that ILTS California merges with and into ILTS Delaware upon the terms and conditions herein provided.

D. The respective Boards of Directors of ILTS Delaware and ILTS California have approved and declared the advisability of this Agreement, and the Board of Directors of ILTS California has directed that this Agreement be submitted to a vote of its shareholders.

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, ILTS Delaware and ILTS California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1. MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (“DGCL”) and the California General Corporation Law (“CGCL”), ILTS California shall be merged with and into ILTS Delaware (the “Merger”), the separate existence of ILTS California shall cease and ILTS Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and ILTS Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be “International Lottery & Totalizator Systems, Inc.”

1.2 Filing and Effectiveness. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a) This Agreement shall have been approved by the shareholders of ILTS California in accordance with the requirements of the CGCL, an Information Statement on Schedule 14C shall have been sent or given to the shareholders of ILTS California in compliance with the requirements of Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the twenty (20) calendar day waiting period contemplated by Rule 14c-2(b) promulgated under the Exchange Act shall have lapsed;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c) A certificate of merger meeting the requirements of the DGCL (the “Certificate of Merger”) shall have been filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, or as otherwise provided by the CGCL.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

    1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of ILTS California shall cease and ILTS Delaware, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (b) shall be subject to all actions previously taken by its and ILTS California’s Board of Directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of ILTS California in the manner more fully set forth in Section 259 of the DGCL, (d) shall continue to be subject to all of the debts, liabilities and obligations of ILTS Delaware as constituted immediately prior to the Effective Date of the Merger, and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of ILTS California in the same manner as if ILTS Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.

2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of ILTS Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of ILTS Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of ILTS California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2.4 FEIN.  The Federal Employer Identification Number of ILTS California shall be the Federal Employer Identification Number of the Surviving Corporation.

3. MANNER OF CONVERSION OF STOCK

3.1 ILTS California Common Stock. Upon the Effective Date of the Merger, each share of CA Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of DE Common Stock.

3.2 ILTS Delaware Common Stock. Upon the Effective Date of the Merger, each share of DE Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by ILTS Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.3 Exchange of Certificates. After the Effective Date of the Merger, each holder of a certificate representing shares of CA Common Stock outstanding immediately prior to the Effective Date of the Merger may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of DE Common Stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of CA Common Stock outstanding immediately prior to the Effective Date of the Merger shall be deemed for all purposes, from and after the Effective Date of the Merger, to represent the number of shares of DE Common Stock into which such shares of CA Common Stock were converted in the Merger.  The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to, and to receive dividends and other distributions upon the shares of, DE Common Stock represented by such certificate as provided above. Each certificate representing DE Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of CA Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

4. CONDITIONS

4.1 The obligations of ILTS California under this Agreement shall be conditioned upon the occurrence of the following events:

(a) Shareholder Approval. This Agreement shall have been duly approved by the shareholders of ILTS California and an Information Statement on Schedule 14C shall have been sent or given to the shareholders of ILTS California in compliance with the requirements of Rule 14c-2 promulgated under the Exchange Act; and

(b) Consents, Approvals or Authorizations. Any consents, approvals or authorizations that ILTS California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws.

5. GENERAL

5.1 Covenants of ILTS Delaware. ILTS Delaware covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) Qualify to do business as a foreign corporation in the State of California and in connection therewith appoint an agent for service of process as required under the provisions of Section 2105 of the CGCL;

(b) File the Certificate of Merger with the Secretary of State of the State of Delaware;

(c) File the Certificate of Merger with the Secretary of State of the State of California; and

(d) Take such other actions as may be required by the CGCL.

5.2 Further Assurances. From time-to-time, as and when required by ILTS Delaware or by its successors or assigns, there shall be executed and delivered on behalf of ILTS California such deeds and other instruments, and there shall be taken or caused to be taken by ILTS Delaware and ILTS California such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by ILTS Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ILTS California and otherwise to carry out the purposes of this Agreement, and the officers and directors of ILTS Delaware are fully authorized in the name and on behalf of ILTS California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either ILTS California or of ILTS Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of ILTS California.

5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date of the Merger, provided that an amendment made subsequent to applicable shareholder approval shall not, unless approved by such shareholders as required by law:

(a) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b) Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c) Alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the CGCL.

5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers thereunto duly authorized.

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC., a California corporation
By:	/s/ Siaw Peng Low
	Name:	Siaw Peng Low
	Title:	Corporate Secretary

DELAWARE INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC., a Delaware corporation
By:	/s/ Siaw Peng Low
	Name:	Siaw Peng Low
	Title:	Corporate Secretary